Royal Bank of Canada
Commercial Financial Services
2001 McGill College Avenue, Suite 300
Montreal, Québec, H3A 1G1

Private and Confidential

June 18, 2025

ENOVUM Data Centers Corp.
3195 Bedford Road, Suite D
Montréal, Québec, H3S 1G3

and

EDC MTL II Limited Partnership, acting and represented by its general partner **Enovum MTL II GP Inc.**
3195 Bedford Road, Suite D
Montréal, Québec, H3S 1G3

ROYAL BANK OF CANADA (the **"Bank"**) hereby offers the credit facilities described below (the **"Credit Facilities"**) subject to the terms and conditions set forth below and in the attached Terms & Conditions and Schedules (collectively the **"Agreement"**). Any and all security that has been delivered to the Bank and is set forth as Security below, shall remain in full force and effect, is expressly reserved by the Bank and, unless expressly indicated otherwise, shall apply in respect of all obligations of the Borrower under the Credit Facilities. This Agreement supersedes, prevails over, and replaces the discussion paper dated April 29, 2025, and shall take precedence in the event of any inconsistency. Unless otherwise provided, all dollar amounts are in Canadian currency.

The Bank reserves all of its rights and remedies at any time and from time to time in connection with any or all breaches, defaults or Events of Default now existing or hereafter arising under this Agreement or any other agreement delivered to the Bank pursuant thereto, and whether known or unknown, and this Agreement shall not be construed as a waiver of any such breach, default or Event of Default.

BORROWER: ENOVUM Data Centers Corp. ("**Enovum**") and EDC MTL II Limited Partnership ("**LP MTL02**"), the obligations of which shall be solidary (collectively, the "**Borrower**").

GUARANTOR: Enovum, LP MTL02 and Enovum MTL II GP Inc., the obligations of which shall be solidary (collectively, the "**Guarantor**").

Upon completion of the MTL01 Spin-Off, Enovum shall be replaced by a newly formed, wholly-owned subsidiary of Enovum which shall be a single purpose entity ("**Newco MTL01**") as a Borrower and Guarantor hereunder and under the Security, subject to Newco MTL01 entering into satisfactory assumption and security documents as required by the Bank and subject to the Bank's consent and satisfaction therewith, acting reasonably. Following such replacement, and subject to the Bank's receipt of all required assumption agreements, security documents, and other deliverables in form and substance satisfactory to the Bank, and subject to the Bank's consent and satisfaction therewith, acting reasonably, the Bank shall fully release Enovum from all of its obligations hereunder and under the Security, and promptly file with the appropriate registries the required deeds, documents or registrations for the discharge of the Security granted in its favour by Enovum.

CREDIT FACILITIES

Facility #1 – Single Lease Facility: $25,300,000 non-revolving lease facility made available to LP MTL02 by way of Leases. Leases will be governed by this Agreement and separate agreements between the Borrower and the Bank. In the event of a conflict between this Agreement and a separate agreement, the terms of the separate agreement will govern.

AVAILABILITY

The Borrower may borrow up to the amount of this facility, provided an Event of Default shall not have occurred and be continuing at the time of advance of any Lease. At any time after March 31, 2026, or such later date as may be agreed upon

between the Bank and the Borrower any unutilized portion of this facility shall be cancelled by the Bank. Any Lease advanced under this facility must meet the leasing criteria established by the Bank.

Purpose: To finance specific equipment costs (including related installation costs, building improvements and soft costs, each subject to the Bank's review and approval on a case-by-case basis, and supported by invoices or other documentation acceptable to the Bank, acting reasonably) and/or sale & leaseback of existing equipment, subject to the leasing criteria established by the Bank.

Lease Terms: Term of up to 3 years, straight-line amortization of 6 years, and capital moratorium of 6 months after the disbursement is completed.

Lease Payment: Fixed rate based on rental rate determined by the Bank for the term of the Lease.

Facility #2 – Real Estate Term Loan Facility: $26,800,000 non-revolving term facility made available to LP MTL02 by way of:

a) Fixed Rate Term Loans (**"FRT Loans"**)	Interest rate to be determined at time of Borrowing and recorded on the applicable Borrowing Request substantially in the form of Schedule "E"	
b) Daily Simple CORRA based loans (**"Daily CORRA Loans"**)	Interest rate (per annum):	Daily Simple CORRA + 2.50%
c) RBP based loans ("**RBP Loans**") (as a default option only)	Interest rate (per annum):	RBP + 0.75%

AVAILABILITY

The Borrower may borrow and convert (in the case of an FRT Loan or a CORRA Borrowing, not before its expiry) up to the amount of this term facility provided an Event of Default shall not have occurred and be continuing at the time of any Borrowing. At any time after March 31, 2026, or such later date as may be agreed upon between the Bank and the Borrower, any unutilized portion of this facility shall be cancelled by the Bank.

Purpose: To refinance building located at 7300 Trans-Canada Highway, Pointe-Claire, QC, known and designated as lot number 2 528 410 of the Cadastre of Québec, Registration Division of Montréal ("**MTL02**" or "**Owned Property**").

REPAYMENT

Payment Amount:	To be determined at drawdown	Payment Frequency:	Monthly
Payment Type:	Principal Plus Interest	Payment date:	30 days from drawdown At expiry of each CORRA Borrowing
Repayable in full on:	The last day of a 36 month term from drawdown	Original Amortization (months):	240
Amount eligible for prepayment of FRT Loan: up to 10% of the outstanding balance annually			

The specific repayment terms for Borrowings under this facility will be agreed to between the Borrower and the Bank at the time of drawdown by way of a Borrowing Request substantially in the form of Schedule "E" provided by the Borrower and accepted by the Bank.

Facility #3 – Letter of Credit / Letter of Guarantee Facility: $8,000,000 revolving term facility made available to Enovum by way of:

a) Letters of Credit in Canadian currency or US currency or other approved currency (**"LCs"**)

Fees to be advised on a transaction-by-transaction basis. Fees and drawings to be charged to Borrower's accounts.

b) Letters of Guarantee in Canadian currency or US currency or other approved currency (**"LGs"**)

Fees to be advised on a transaction-by-transaction basis. Fees and drawings to be charged to Borrower's accounts. Minimum fee of $100.00 in the currency of issue (where issued in Canadian currency or US currency) or $100.00 in Canadian currency (where issued in any other approved currency).

AVAILABILITY

For a 36 month term from drawdown, the Borrower may borrow and reborrow up to the amount of this facility provided an Event of Default shall not have occurred and be continuing at the time of any Borrowing. For clarity, any letters of credit or letters of guarantee issued under this facility shall have a maximum tenor of 12 months.

Subject to , and the issuance of the EDC Performance Security Guarantee in the amount of $8,000,000, in form and substance satisfactory to the Bank, acting reasonably, together with any other related supporting documentation reasonably required by the Bank, Facility #3 may be made available to the Borrower notwithstanding that the Bank has not yet received the conditions precedent applicable to the other credit facilities provided hereunder.

OTHER FACILITIES

The Credit Facilities are in addition to the following facilities (the "**Other Facilities**"). The Other Facilities will be governed by this Agreement and separate agreements between the Borrower and the Bank. In the event of a conflict between this Agreement and any such separate agreement, the terms of the separate agreement will govern.

a) Credit Card to a maximum amount of $200,000 made available to Enovum; and

b) All Interest Rate and Commodity Derivatives outstanding at any time and from time to time made available to LP MTL02 up to a maximum of $2,700,000 for a term of up to 3 years, to hedge interest rate exposures.

FEES

One Time Fee: Payable upon acceptance of this Agreement or as agreed upon between the Borrower and the Bank.

Set-up Fee: $125,000, payable upon signature of this Agreement.

OTHER FEES

Renewal Fee:

If the Bank renews or extends any term facility or term loan beyond its Maturity Date, an additional renewal fee may be payable in connection with any such renewal in such amount as the Bank may determine and notify the Borrower.

SECURITY

Security for the Borrowings and all other obligations of the Borrower to the Bank, including, without limitation, any amounts outstanding under any Leases, if applicable, (collectively, the "**Security**"), shall include:

a) Deed of movable hypothec (all present and future obligations) on the Bank's form in the amount of $65,000,000 signed by each of LP MTL02, Enovum and the Guarantor constituting a first ranking hypothec on the universality of all present and future movable property and assets, corporeal and incorporeal, of each of LP MTL02, Enovum and the Guarantor;

b) Deed of immovable hypothec (all present and future obligations) in the amount of $65,000,000 signed by LP MTL02 constituting a first ranking hypothec on the lands and improvements (present and future) located at the Owned Property, including leases, rents, and insurance proceeds related to the Owned Property;

c) Estoppel and waiver, and cession of rank, by lessor (and lessor's lender) with respect to the leased property located at 3195 Bedford Road, Suite D, Montréal, Québec, H3S 1G3 ("**MTL01**") recognizing that the Bank has a first charge on Enovum's equipment;

d) With respect to MTL01, landlord's consent supported by a tripartite agreement signed by the lessor, Enovum and the Bank, containing the agreement of the lessor not to institute legal proceedings under the lease for non-payment of rent, or other defaults by Enovum without first giving the Bank the opportunity to cure the default and further supported by a non-disturbance agreement signed by (lessor's lender);

e) Solidary Suretyship and subordination of claims on the Bank's form 813 in the amount of $65,000,000 signed by each of Enovum and the Guarantor;

f)

g) Subordination of Claims on Preferred Shares and related party advances on the Bank's form (if required);

h) EDC Performance Security Guarantee in the amount of $8,000,000 for Facility #3 – Letter of Credit / Letter of Guarantee Facility;

i) Internal Swaps and Derivatives Association (ISDA) agreement;

j) Certificate of insurance evidencing fire and other perils coverage on the assets of the Borrower, showing the Bank as loss payee as its interest may appear;

k) Certificate of insurance evidencing fire and other perils coverage on the Owned Property, showing the Bank as first mortgagee;

l) Cross-default and cross-collateralization provisions; and

m) Any other security hereunder or that the Bank or the Bank's counsel may request, acting reasonably.

FINANCIAL COVENANTS

In the event that the Borrower changes accounting standards, accounting principles and/or the application of accounting principles during the term of this Agreement, all financial covenants shall be calculated using the accounting standards and principles applicable at the time this Agreement was entered into.

Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of any demand or other discretionary facility, or while any availability exists under any facility which is not a discretionary facility, or while any Borrowings remain outstanding under any term facility, or while any amounts remain outstanding under any Lease, as applicable, the Borrower covenants and agrees with the Bank that the Borrower will:

a) maintain on a combined basis between MTL01 and MTL02, to be measured as at the end of each fiscal quarter:

   i) the first 3 fiscal quarters, Fixed Charge Coverage to be tested based on annualized EBITDA, subsequently based on trailing twelve months EBITDA, and commencing after a full fiscal quarter of results (post-disbursement), Fixed Charge Coverage, calculated on a rolling 4 quarters basis for the fiscal quarter then ended and the immediately preceding 3 fiscal quarters, of not less than 1.20:1; and

   ii) the first 3 fiscal quarters, Net Funded Debt to EBITDA to be tested based on annualized EBITDA, subsequently based on trailing twelve months EBITDA, and commencing after a full fiscal quarter of results (post-disbursement), a ratio of Net Funded Debt to EBITDA, calculated on a rolling 4 quarters basis for the fiscal quarter then ended and the immediately preceding 3 fiscal quarters, of not greater than (A) 4.25:1 from December 31, 2025 (or end of first complete quarter of operations, as the case may be) to September 30, 2027, and (B) 3.50:1 from December 31, 2027 and thereafter;

b) not, without the prior written consent of the Bank:

   i) make any material changes, additions, or alterations to MTL01 or MTL02 during any fiscal year, except for the Capital Expenditures previously disclosed and part of this Agreement, which may be made without the Bank's prior consent, which shall not be unreasonably withheld;

   ii) make any Corporate Distributions that would result in a breach of the financial covenants on a pro forma basis, or result in an Event of Default, both before and after giving effect to such distributions;

   iii) create, incur, assume, guarantee or otherwise become directly or indirectly liable for any Funded Debt;

   iv) enter into mergers or change in the Borrower's line of business;

   v) enter into acquisitions or make any Investments or provide any Financial Assistance after the disbursement of Facility #1 and Facility #2, it being understood that the Borrower may undertake such actions prior to the disbursement of Facility #1 and Facility #2, provided that they are carried out in good faith, and do not result in an Event of Default and do not result in a material adverse effect on the Borrower's ability to comply with the financial covenants of this Agreement;

   vi) enter into any guarantees or other contingent liabilities and further encumber Borrower's assets except for Permitted Encumbrances up to $500,000;

   vii)

viii) become subject to any final judgment in excess of $500,000;

ix) sell (including transfer) assets outside of the security ring fence to be limited to $500,000 of consolidated assets in any one year; the proceeds of sale of said assets are to either be retained in the company and re-invested in the business (which may include acquisitions) within 365 days or used to permanently reduce senior bank debt. If the Borrower has committed to a reinvestment within the 365 day period, then an additional 6 months will be permitted.

REPORTING REQUIREMENTS

The Borrower will provide the following to the Bank:

a) Quarterly: combined financial statements of the Borrower and Guarantor on a trailing twelve months basis to be provided 45 days after fiscal quarter-end;

b) Annual: combined audited financial statements of the Borrower and Guarantor to be provided 120 days after fiscal year-end;

c) Annual: combined financial forecasts of the Borrower and Guarantor to be provided within 120 days after fiscal year-end;

d) Updated rent roll outlining key contract information with end-clients of both MTL01 and MTL02;

e) Current property tax certificate confirming that property taxes on the Owned Property are up-to-date;

f) Annually (within 120 days of fiscal year-end), confirmation of third-party liability, general, practice interruption and property insurance;

g) such other financial and operating statements and reports as and when the Bank may reasonably require.

CONDITIONS PRECEDENT

In no event will the Credit Facilities or any part thereof be available unless the Bank has received:

a) a duly executed copy of this Agreement;

b) the Security provided for herein, registered, as required, to the satisfaction of the Bank;

c) such financial and other information or documents relating to the Borrower or any Guarantor if applicable as the Bank may reasonably require in writing and with reasonable prior notice;

d) a Phase I Environmental Site Assessment in respect of MTL02, conducted by a consultant acceptable to the Bank and containing findings acceptable to the Bank, with a reliance letter from such consultant in respect of said Phase I Environmental Site Assessment confirming the Bank may rely on such report;

e)

f)

g) audited financial statements of Enovum for periods from January 1, 2024 to September 30, 2024 and October 11, 2024 to December 31, 2024;

h) most recent year to date financial statements of the Borrower and the Guarantor;

i) updated financial model, including projections (if material change from the latest version already provided);

j) finalized organizational/ownership chart of the Enovum Group (including pre and post IPO organizational chart), including ownership details of the Borrower and Guarantor;

k) copy of a duly completed and executed Purchase and Sale Agreement for MTL02 confirming a minimum purchase price of $32,700,000;

l) copies of signed contracts with end-clients of both MTL01 and MTL02, along with renewal/churn history, containing terms and conditions satisfactory to the Bank, acting reasonably;

m)

n) final full detailed capital expenditure budget;

o)

p)

q) information related to the acquisition of Enovum and the capital structure following the acquisition of Enovum;

r) pro forma consolidated opening balance sheet of the Borrower and Guarantor;

s) evidence of adequate and appropriate third-party liability, general, practice interruption and property insurance;

t) current property tax certificate confirming that property taxes on MTL02 are up-to-date;

u) evidence that utilities owing in relation to MTL01 and MTL02 have been paid;

v) a policy of title insurance from a title insurance company satisfactory to the Bank that insures the interest of the Bank for the principal amount of the Credit Facilities, in form and substance satisfactory to the Bank, acting reasonably, (including appropriate endorsements) and at the cost of the Borrower;

w) a search report prepared by the Bank's counsel with respect to the movable hypothecs relating to MTL01, MTL02 and other charged assets, which shall be acceptable to the Bank, and addressed to the Bank and its successors and assigns;

x) certificates of location and any existing title report with respect to MTL02;

y) copies of all Material Contracts;

z) copies of (i) the borrowing by-law (if applicable) and resolution of the board of directors of the Borrower; (ii) resolution of the board of directors of the Guarantor; (iii) partnership agreement, trust agreement, unanimous shareholder agreement, nominee agreement, co-owners' agreement, all agreements providing for an option to purchase or sell, a right of first refusal, a right of first offer or any other pre-emptive right in respect of MTL01, MTL02 and other charged assets, if any; and (iv) certificate of incorporation, good-standing, attestation and/or compliance of the Borrower and the Guarantor;

aa) an up-to-date off-title search report prepared by the Bank's counsel with respect to MTL02, addressed to the Bank, in customary form and substance for this type of transaction, which shall be acceptable to the Bank;

bb) a favourable opinion from the legal counsel for the Borrower and the Guarantor, addressed to the Bank and its successors and assigns, on the status of each of the entities comprising the Borrower and the Guarantor, and confirming that: (i) the entities are validly constituted, are in good standing with their governing authorities and have the legal capacity to enter into the transaction contemplated herein and in the Security and to execute the documents provided for herein or pursuant hereto; (ii) the transactions entered into by the Borrower and the Guarantor hereunder and under the Security are valid and legal obligations binding upon the Borrower and the Guarantor and are enforceable against the Borrower and the Guarantor in accordance with their terms and conditions; and (iii) this Agreement and the Security have been duly authorized and executed by authorized representatives of the Borrower and the Guarantor;

cc) a certificate from the Borrower certifying that all representations and warranties made and/or provided by the Borrower and/or the Guarantor in this Agreement or otherwise are remaining true and accurate as of the date of execution of the Security;

dd) a certificate from the Borrower certifying that: (i) the information set out in the rent roll for MTL02 is accurate, that all leases are in full force and effect and that all leasing commissions owing to brokers or others, if any, have been paid; (ii) all leasehold improvements have been made in accordance with the leases; (iii) all other financial obligations of the Borrower to tenants under the leases have been satisfied; and (iv) there are no defaults under the leases by a tenant which is continuing (except for any default which the Borrower is taking remedial action);

ee) all required consents from third parties with respect to the Security shall have been obtained;

ff) a certificate from the Borrower, stating that no construction on or renovations to MTL02 have been made during the six (6) months preceding acceptance of this Agreement, save for construction or renovations made in the normal course of

business, those that have been disclosed in writing to the Bank and those fully paid for on the date of acceptance of this Agreement, and that no legal hypothec or priority is affecting MTL02 in connection with such work;

gg) all information and documents requested by the Bank in connection with their "Know Your Client"/AML due diligence requirements;

hh) a statement of the outstanding loan balances (including per diem interest) with existing lenders for MTL01, MTL02 and other charged assets, which shall be repaid and discharged from the proceeds of the Credit Facilities. The existing lenders shall confirm that they will file with the appropriate registries, promptly following the reimbursement of their respective loans, the required deeds, documents or registrations for the discharge of their moveable and immovable hypothecs on MTL01, MTL02 and other charged assets; and

ii) such other authorizations, approvals, information, opinions and documentation as the Bank may reasonably require.

Additionally:

jj) all documentation to be received by the Bank shall be in form and substance satisfactory to the Bank, acting reasonably;

kk) no Borrowing under Facility # 1 will be made available unless the Bank has received a Borrowing Request from the Borrower substantially in the form of Schedule "E" together with i) an invoice, bill of sale or cancelled cheque in respect of the equipment being financed with such Borrowing and ii) a first ranking and specific security interest in the equipment being financed;

ll) no Credit Facilities or any part thereof will be made available unless a satisfactory visit and inspection of the Borrower's premises, properties and assets, including any equipment financed, has been completed by the Bank, or its representatives;

mm) no Lease will be made available to the Borrower unless it meets the leasing criteria established by the Bank and the Bank has received such documentation in respect thereof as may be required by the Bank.

<u>BUSINESS LOAN INSURANCE PLAN</u>

The Borrower hereby acknowledges that the Bank has offered it group creditor insurance coverage on the Borrowings under the Business Loan Insurance Plan and the Borrower hereby acknowledges that it is the Borrower's responsibility to apply for any new or increased insurance amount for the Borrowings that may be eligible.

If the Borrower decides to apply for insurance on the Borrowings, the application will be made via the Bank's Business Loan Insurance Plan application (form 3460 ENG or 53460 FRE). If the Borrower has existing uninsured Borrowings and decides not to apply for Business Loan Insurance Plan coverage on any new Borrowings, it hereby acknowledges that the Bank may accept the Borrower's signature below as the Borrower's waiver of the Bank's offer to apply for Business Loan Insurance Plan coverage on all such Borrowings, and that all such Borrowings are not insured under the Policy as at the date of acceptance of this Agreement.

If the Borrower has Business Loan Insurance Plan coverage on previously approved Borrowings, such coverage will be applied automatically to all new Borrowings eligible for Business Loan Insurance Plan coverage that share the same loan account number, up to the approved amount of Business Loan Insurance Plan coverage. This Agreement cannot be used to waive coverage on new Borrowings eligible for Business Loan Insurance Plan coverage if Business Loan Insurance Plan coverage is in effect on the Borrower's existing Borrowings. If the Borrower does not want Business Loan Insurance Plan coverage to apply to any new Borrowings, a different loan account number will need to be set up and all uninsured loans attached to it.

If the Borrower has existing Borrowings to which Business Loan Insurance Plan coverage applies, and any new Borrowings would exceed the approved amount of Business Loan Insurance Plan coverage already in place, the Borrower must apply for additional Business Loan Insurance Plan coverage (if eligible) in order for Business Loan Insurance Plan coverage to apply to any new Borrowings. If the Borrower decides not to apply for additional Business Loan Insurance Plan coverage in respect of any new Borrowings (if eligible), the Borrower hereby acknowledges that the Bank may accept the Borrower's signature below as the Borrower's waiver of the Bank's offer to apply for additional Business Loan Insurance Plan coverage on such new Borrowings and that such new Borrowings are not insured under the Policy as at the date the Borrower executes this Agreement.

If there are any discrepancies between the insurance information in this Agreement and the Business Loan Insurance Plan documents regarding the Borrowings, the Business Loan Insurance Plan documents govern.

Business Loan Insurance Plan premiums (plus applicable taxes) will be taken as a separate payment, directly from the bank account associated with the loan, at the same frequency and schedule as your regular loan payments, where applicable. As premiums are based on the outstanding loan balance and the insured person's age at the time the premiums are due, the cost of Business Loan Insurance Plan coverage may increase during the term of the loan. The premium calculation is set out in the Business Loan Insurance Plan terms and conditions provided to the Borrower at the time the application for Business Loan Insurance Plan coverage was completed. Refer to the terms and conditions (form 3460 ENG or 53460 FRE) for further explanation and disclosure.

GOVERNING LAW JURISDICTION
Province of Québec.

OTHER INFORMATION/REQUIREMENTS/COVENANTS
The Borrower covenants and agrees with the Bank that:

a)

b)

c) the Borrower will not incur additional indebtedness or make material changes to its capital structure without the Bank's prior consent, which shall not be unreasonably withheld or delayed. If such consent is granted, the Borrower will not be in default or breach under any lending, credit enhancement, or similar arrangement with any other financial institution or organization unless the Borrower cures such default or breach within thirty (30) days after receiving notice thereof or otherwise becoming aware of it;

d) following disbursement, and subject to the Borrower's compliance with the applicable covenant requirements, the Bank shall release Restricted Cash in the aggregate amount of $10,000,000 in two tranches: $5,000,000 after two full fiscal quarters and an additional $5,000,000 after four full fiscal quarters. All proceeds provided by the Bank under this financing, net of the Restricted Cash requirements, and all Restricted Cash, once released in accordance with the mechanism set out above, may be repatriated or disbursed without being treated as a Corporate Distribution for purposes of the Fixed Charge Coverage Ratio covenant, provided that (i) the Borrower maintains a minimum of $1,000,000 in unrestricted cash on deposit with RBC immediately following such repatriation or disbursement, and (ii) no Event of Default has occurred and is continuing. Any other repatriation of funds or distributions shall be deemed Corporate Distributions and included in the Fixed Charge Coverage Ratio covenant calculation; and

e) the Borrower will transfer all operating bank accounts to the Bank within 60 days post-closing.

Facility #1 and Facility #2 shall be fully advanced on or before March 31, 2026, after which date the Bank may cancel this Agreement.

ACCEPTANCE
This Agreement is open for acceptance until June 20, 2025, after which date it will be null and void, unless extended by the Bank in its sole discretion.

Borrower Name Date

ROYAL BANK OF CANADA

Signed by:

Per: ______________________________
519D57BC4B374FB

Name: Joseph Medeiros
Title: Premier directeur général, Finances

RBC Contact: Account Manager Name

/initials

We acknowledge and accept the terms and conditions of this Agreement on this 18th day of June, 2025.

ENOVUM DATA CENTERS CORP.

Signed by:

Per: ______________________________
E935FB37B1A34CF

Name: Samir Tabar
Title: President

Signed by:

Per: ______________________________
0F05E4F0AC9E4E6

Name: Erke Huang
Title: Vice President and Secretary

I/We have authority to bind the Borrower.

EDC MTL II LIMITED PARTNERSHIP,
by its general partner, **ENOVUM MTL II GP INC.**

Signed by:

Per: ______________________________
E935FB37B1A34CF

Name: Samir Tabar
Title: President

Signed by:

Per: ______________________________
0F05E4F0AC9E4E0

Name: Erke Huang
Title: Vice President and Secretary

I/We have authority to bind the Borrower.

As Guarantor, we acknowledge and confirm our agreement with the terms and conditions of this Agreement on this 18th day of June, 2025.

ENOVUM DATA CENTERS CORP.

Per: ______________________
Name: Samir Tabar
Title: President

Per: Erke Huang
Name: Name: Erke Huang
Title: Vice President and Secretary

I/We have authority to bind the Guarantor.

EDC MTL II LIMITED PARTNERSHIP, by its general partner, **ENOVUM MTL II GP INC.**

Per: ______________________
Name: Samir Tabar
Title: President

Per: Erke Huang
Name: Name: Erke Huang
Title: Vice President and Secretary

I/We have authority to bind the Guarantor.

ENOVUM MTL II GP INC.

Per: ______________________
Name: Samir Tabar
Title: President

Per: Erke Huang
Name: Name: Erke Huang
Title: Vice President and Secretary

I/We have authority to bind the Guarantor.

/attachments:
Terms and Conditions
Schedules:

- Definitions
- Calculation and Payment of Interest and Fees
- Notice Requirements
- Additional Borrowing Conditions
- Borrowing Limit Certificate
- Compliance Certificate
- RBC Covarity Dashboard Terms and Conditions

TERMS AND CONDITIONS

The Bank is requested by the Borrower to make the Credit Facilities available to the Borrower in the manner and at the rates and times specified in this Agreement. Terms defined elsewhere in this Agreement and not otherwise defined in the Terms and Conditions below or the Schedules attached hereto have the meaning given to such terms as so defined. In consideration of the Bank making the Credit Facilities available, the Borrower agrees, and if the Borrower is comprised of more than one Person, such Persons solidarily agree, with the Bank as follows:

REPAYMENT

Amounts outstanding under the Credit Facilities, together with interest, shall become due in the manner and at the rates and times specified in this Agreement and shall be paid in the currency of the Borrowing. Unless the Bank otherwise agrees, any payment hereunder must be made in money which is legal tender at the time of payment. In the case of a demand facility of any kind, the Borrower shall repay all principal sums outstanding under such facility upon demand including, without limitation, an amount equal to the face amount of all LCs and LGs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower's obligations to the Bank in respect of such Borrowings. Where any Borrowings are repayable by scheduled blended payments, such payments shall be applied, firstly, to interest due, and the balance, if any, shall be applied to principal outstanding. If any such payment is insufficient to pay all interest then due, the unpaid balance of such interest will be added to such Borrowing, will bear interest at the same rate, and will be payable on demand or on the date specified herein, as the case may be. Borrowings repayable by way of scheduled payments of principal and interest shall be so repaid with any balance of such Borrowings being due and payable as and when specified in this Agreement. The Borrower shall ensure that the maturities of instruments or contracts selected by the Borrower when making Borrowings will be such so as to enable the Borrower to meet its repayment obligations. For any Borrowings that are repayable by scheduled payments, if the scheduled payment date is changed then the Maturity Date of the applicable Borrowings shall automatically be amended accordingly. For any Borrowings that are repayable by scheduled blended payments, if the Borrower converts such Borrowings to a CORRA Borrowing, blended principal and interest payments shall no longer apply and the Borrowings shall be repayable by way of principal plus interest payments.

In the case of any reducing term loan and/or reducing term facility (**"Reducing Term Loan/Facility"**), provided that nothing contained in this paragraph shall confer any right of renewal or extension upon the Borrower, the Borrower and the Bank agree that, at the Bank's option, the Bank may provide a letter (**"Renewal Letter"**) to the Borrower setting out the terms upon which the Bank is prepared to extend the Reducing Term Loan/Facility. In the event that the Bank provides a Renewal Letter to the Borrower and the Reducing Term Loan/Facility is not repaid on or before the Maturity Date of the applicable Reducing Term Loan/Facility, then at the Bank's option the Reducing Term Loan/Facility shall be automatically renewed on the terms set out in the Renewal Letter and the terms of this Agreement shall be amended accordingly.

PREPAYMENT

Where Borrowings are by way of RBP Loans, the Borrower may prepay such Borrowings in whole or in part without fee or premium.

Once per year during the 12 month period from each anniversary date of a Borrowing by way of FRT Loan, and provided an Event of Default shall not have occurred and be continuing, the Borrower may prepay such FRT Loan prior to the maturity of its term without fee or premium and on a non-cumulative basis up to the percentage (as selected by the Borrower for such FRT Loan) of the outstanding principal balance on the day of prepayment. Any prepayment of Borrowings by way of FRT Loans prior to the maturity of the term for such FRT Loan, in whole or in part, in excess of any prepayment explicitly permitted in this Agreement, requires an amendment of the terms of this Agreement. An amendment to permit such a prepayment requires the Bank's prior written consent. The Bank may provide its consent to an amendment to permit a prepayment upon satisfaction by the Borrower of any conditions the Bank may reasonably impose, including, without limitation, the Borrower's agreement to pay the Prepayment Fee as defined below.

The Prepayment Fee will be calculated by the Bank as the sum of:

a) the greater of:

   (i) the amount equal to 3 months' interest payable on the amount of the FRT Loan Borrowings being prepaid, calculated at the interest rate applicable to the FRT Loan Borrowings on the date of prepayment; and

   (ii) the present value of the cash flow associated with the difference between the Bank's original cost of funds for the FRT Loan and the current cost of funds for a loan with a term substantially similar to the remaining term of the FRT Loan and an amortization period substantially similar to the remaining amortization period of the FRT Loan, each as determined by the Bank on the date of such prepayment;

plus:

b) forgone margin over the remainder of the term of the FRT Loan. Foregone margin is defined as the present value of the difference between the Bank's original cost of funds for the FRT Loan and the interest that would have been charged to the Borrower over the remaining term of the FRT Loan;

plus:

c) a processing fee.

The Prepayment Fee shall also be payable by the Borrower in the event that the Bank demands repayment of the outstanding principal of the FRT Loan on the occurrence of an Event of Default.

The Borrower's obligation to pay the Prepayment Fee will be in addition to any other amounts then owing by the Borrower to the Bank, will form part of the loan amount and will be secured by the Security described herein.

The prepayment of any Borrowings under a term facility and/or any term loan will be made in the reverse order of maturity.

EVIDENCE OF INDEBTEDNESS

The Bank shall maintain accounts and records (the "**Accounts**") evidencing the Borrowings made available to the Borrower by the Bank under this Agreement. The Bank shall record the principal amount of such Borrowings, the payment of principal and interest on account of the Borrowings, and all other amounts becoming due to the Bank under this Agreement. The Accounts constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement. The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this Agreement, including, but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

GENERAL COVENANTS

Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, in addition to the other covenants in this Agreement, the Borrower covenants and agrees with the Bank that the Borrower:

a) will pay all sums of money when due under the terms of this Agreement;
b) will promptly advise the Bank of any event which constitutes or which, with notice, lapse of time or both, would constitute a breach of any covenant or other term or condition of this Agreement or any Security or an Event of Default;
c) will file all material tax returns which are or will be required to be filed by it, pay or make provision for payment of all material taxes (including interest and penalties) and Potential Prior-Ranking Claims, which are or will become due and payable and provide adequate reserves for the payment of any tax, the payment of which is being contested;
d) will give the Bank 30 days prior notice in writing of any intended change in its ownership structure or composition and will not make or facilitate any such changes without the prior written consent of the Bank;
e) will comply with all Applicable Laws, including, without limitation, all Environmental and Health and Safety Laws;
f) will promptly advise the Bank of any action requests or violation notices received concerning the Borrower and hold the Bank harmless from and against any losses, costs or expenses which the Bank may suffer or incur for any environment related liabilities existent now or in the future with respect to the Borrower;
g) will deliver to the Bank such financial and other information as the Bank may reasonably request from time to time, including, but not limited to, the reports and other information set out under Reporting Requirements;
h) will promptly advise the Bank of any unfavorable change in its financial position which has a material adverse effect on its ability to pay or perform its obligations in accordance with the terms of this Agreement;
i) will keep its assets fully insured against such perils and in such manner as would be customarily insured by Persons carrying on a similar business or owning similar assets and, in addition, for any buildings located in areas prone to flood and/or earthquake, will insure and keep fully insured such buildings against such perils;
j) except for Permitted Encumbrances, will not, without the prior written consent of the Bank, grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights;
k) will not, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of any of its properties or assets other than in the ordinary course of business and on commercially reasonable terms. For clarity, the Bank acknowledges its commitment to consider permitting the MTL01 Spin-Off, subject to and in accordance with the terms set forth herein;
l) will not, without the prior written consent of the Bank, guarantee or otherwise provide for, on a direct, indirect or contingent basis, the payment of any monies or performance of any obligations by any other Person, except as may be provided for herein;

m) will not, without the prior written consent of the Bank, merge, amalgamate, or otherwise enter into any other form of combination with any other Person;

n) subject to a 48-hour prior written notice except in cases of emergency requiring urgent action, will permit the Bank or its representatives, from time to time during normal business hours and in the presence of a representative of the Borrower, i) to visit and inspect the Borrower's premises, properties and assets and examine and obtain copies of the Borrower's records or other information, ii) to collect information from any entity regarding any Potential Prior-Ranking Claims and iii) to discuss the Borrower's affairs with the auditors, counsel and other professional advisers of the Borrower. The Borrower hereby authorizes and directs any such third party to provide to the Bank or its representatives all such information, records or documentation requested by the Bank; and

o) will not use the proceeds of any Credit Facility for the benefit or on behalf of any Person other than the Borrower.

FEES, COSTS AND EXPENSES

The Borrower agrees to pay the Bank all fees stipulated in this Agreement and all fees charged by the Bank relating to the documentation or registration of this Agreement and the Security. In addition, the Borrower agrees to pay all fees (including legal fees), costs and expenses incurred by the Bank in connection with the preparation, negotiation, documentation and registration of this Agreement and any Security and the administration, operation, termination, enforcement or protection of its rights in connection with this Agreement and the Security. The Borrower shall indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank if any facility under the Credit Facilities is repaid or prepaid other than as provided hereunder. The determination by the Bank of such loss, cost or expense shall be conclusive and binding for all purposes and shall include, without limitation, any loss incurred by the Bank in liquidating or redeploying deposits acquired to make or maintain any facility.

GENERAL INDEMNITY

The Borrower hereby agrees to indemnify and hold the Bank and its directors, officers, employees and agents harmless from and against any and all claims, suits, actions, demands, debts, damages, costs, losses, obligations, judgements, charges, expenses and liabilities of any nature which are suffered, incurred or sustained by, imposed on or asserted against any such Person as a result of, in connection with or arising out of i) any breach of any term or condition of this Agreement or any Security or any other agreement delivered to the Bank pursuant hereto by the Borrower or any Guarantor if applicable, or any Event of Default, ii) the Bank acting upon instructions given by the Borrower or agreements made with the Borrower, in each case by electronic transmission of any type, iii) the presence of Contaminants at, on or under or the discharge or likely discharge of Contaminants from, any properties now or previously used by the Borrower or any Guarantor and iv) the breach of or non compliance with any Applicable Law by the Borrower or any Guarantor.

AMENDMENTS AND WAIVERS

Save and except for any waiver or extension of the deadline for acceptance of this Agreement at the Bank's sole discretion, which may be communicated in writing, verbally, or by conduct, no amendment or waiver of any provision of this Agreement will be effective unless it is in writing, signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any Security or any other agreement delivered to the Bank shall operate as a waiver thereof. Each Guarantor, if applicable, agrees that the amendment or waiver of any provision of this Agreement (other than agreements, covenants or representations expressly made by any Guarantor herein, if any) may be made without and does not require the consent or agreement of, or notice to, any Guarantor. Any amendments requested by the Borrower will require review and agreement by the Bank and its counsel. Costs related to this review will be for the Borrower's account.

SUCCESSORS AND ASSIGNS

This Agreement shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Borrower shall not be entitled to assign or transfer any rights or obligations hereunder, without the consent in writing of the Bank. The Bank may assign or transfer all or any part of its rights and obligations under this Agreement to any Person. The Bank may disclose to potential or actual assignees or transferees confidential information regarding the Borrower and any Guarantor if applicable, (including, any such information provided by the Borrower, and any Guarantor if applicable, to the Bank) and shall not be liable for any such disclosure.

GAAP

Unless otherwise provided, all accounting terms used in this Agreement shall be interpreted in accordance with Canadian Generally Accepted Accounting Principles, as appropriate, for publicly accountable enterprises, private enterprises, not-for-profit organizations, pension plans and in accordance, as appropriate, with Public Sector Accounting Standards for government organizations in effect from time to time, applied on a consistent basis from period to period. All financial statements and/or reports shall be prepared using one of the above bases of presentation, as appropriate, including, without limitation, the application of accrual accounting. Except for the transition of accounting standards in Canada, any change in accounting principles or the application of accounting principles is only permitted with the prior written consent of the Bank.

SEVERABILITY
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and such invalid provision shall be deemed to be severable.

GOVERNING LAW
This Agreement shall be construed in accordance with and governed by the laws of the Province identified in the Governing Law Jurisdiction section of this Agreement and the laws of Canada applicable therein. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court.

DEFAULT BY LAPSE OF TIME
The mere lapse of time fixed for performing an obligation shall have the effect of putting the Borrower, or a Guarantor if applicable, in default thereof.

SET-OFF
The Bank is authorized (but not obligated), at any time and without notice, to apply any credit balance (whether or not then due) in any account in the name of the Borrower, or to which the Borrower is beneficially entitled (in any currency) at any branch or agency of the Bank in or towards satisfaction of the indebtedness of the Borrower due to the Bank under the Credit Facilities and the other obligations of the Borrower under this Agreement. For that purpose, the Bank is irrevocably authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

NOTICES
Any notice or demand to be given by the Bank shall be given in writing by way of a letter addressed to the Borrower. If the letter is sent by telecopier, it shall be deemed received on the date of transmission, provided such transmission is sent prior to 5:00 p.m. on a day on which the Borrower's business is open for normal business, and otherwise on the next such day. If the letter is sent by ordinary mail to the address of the Borrower, it shall be deemed received on the date falling five (5) days following the date of the letter, unless the letter is hand-delivered to the Borrower, in which case the letter shall be deemed to be received on the date of delivery. The Borrower must advise the Bank at once about any changes in the Borrower's address.

CONSENT OF DISCLOSURE
The Borrower hereby grants permission to any Person having information in such Person's possession relating to any Potential Prior-Ranking Claim, to release such information to the Bank (upon its written request), solely for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

NON-MERGER
The provisions of this Agreement shall not merge with any Security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

SOLIDARITY
Where more than one Person is liable as Borrower or Guarantor if applicable for any obligation under this Agreement, then the liability of each such Person for such obligation is solidarily with each other such Person, each such Person hereby waiving the benefits of discussion and division.

COUNTERPART EXECUTION
This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument.

ELECTRONIC MAIL AND FAX TRANSMISSION
The Bank is entitled to rely on any agreement, document or instrument provided to the Bank by the Borrower or any Guarantor as applicable, by way of electronic mail or fax transmission as though it were an original document. The Bank is further entitled to assume that any communication from the Borrower received by electronic mail or fax transmission is a reliable communication from the Borrower.

ELECTRONIC IMAGING
The parties hereto agree that, at any time, the Bank may convert paper records of this Agreement and all other documentation delivered to the Bank (each, a **"Paper Record"**) into electronic images (each, an **"Electronic Image"**) as part of the Bank's normal business practices. The parties agree that each such Electronic Image shall be considered as an authoritative copy of the Paper Record and shall be legally binding on the parties and admissible in any legal, administrative

or other proceeding as conclusive evidence of the contents of such document in the same manner as the original Paper Record.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that:

a) if applicable, it is duly constituted, validly existing and duly registered or qualified to carry on business or its operations in all jurisdictions where the nature of its properties, assets, business or operations make such registration or qualification necessary or desirable;
b) the execution, delivery and performance by it of this Agreement do not violate any Applicable Laws or agreements to which it is subject or by which it is bound, and where applicable, have been duly authorized by all necessary actions and do not violate its constating documents;
c) no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, a breach of any covenant or other term or condition of this Agreement or any Security or any other agreement delivered to the Bank pursuant hereto or an Event of Default;
d) there is no claim, action, prosecution or other proceeding of any kind pending or, to the knowledge of the Borrower, threatened against it or any of its assets or properties before any court or administrative agency which relates to any non-compliance with any Environmental and Health and Safety Laws which, if adversely determined, would be reasonably expected to have a material adverse effect upon its financial condition or operations or its ability to perform its obligations under this Agreement or any Security, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Bank; and
e) it has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than Permitted Encumbrances and as may be provided for herein.

Representations and warranties are deemed to be repeated as at the time of each Borrowing and/or the entering into each Lease, if applicable, hereunder.

LANGUAGE

Each party hereto acknowledges that each party was represented by legal counsel and had the opportunity to negotiate the terms and conditions of this Agreement with the assistance of its legal counsel and each party has expressly required that this Agreement and all related documents, including notices, be drafted in the English language. *Chacune des parties aux présentes reconnait que chaque partie était représentée par ses conseillers juridiques et a eu l'opportunité de négocier les modalités de la présente convention avec l'aide de ses conseillers juridiques et chaque partie a expressément exigé que la présente convention et tous les documents y afférents, y compris les avis, soient rédigés en langue anglaise.*

WHOLE AGREEMENT

This Agreement and any documents or instruments referred to in, or delivered pursuant to, or in connection with, this Agreement constitute the whole and entire agreement between the Borrower and the Bank with respect to the Credit Facilities.

EXCHANGE RATE FLUCTUATIONS

If, for any reason, the amount of Borrowings and/or Leases, if applicable, outstanding under any facility in a currency other than Canadian currency, when converted to the Equivalent Amount in Canadian currency, exceeds the amount available under such facility, the Borrower shall immediately repay such excess or shall secure such excess to the satisfaction of the Bank.

JUDGEMENT CURRENCY

If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this Agreement, it is necessary to convert into the currency of such jurisdiction (the "**Judgement Currency**") any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given. For this purpose, "rate of exchange" means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgement Currency, in accordance with normal banking procedures.

In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgement is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement in such other currency together with interest at RBP and expenses (including legal fees on a solicitor and client basis). Any additional amount due from the Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

EVENTS OF DEFAULT

Without affecting or limiting the right of the Bank to terminate or demand payment of, or to cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, each of the following shall constitute an **"Event of Default"** which shall entitle the Bank, in its sole discretion, to cancel any Credit Facilities, demand immediate repayment in full of any amounts outstanding under any term facility, together with outstanding accrued interest and any other indebtedness under or with respect to any term facility, and to realize on all or any portion of any Security:

a) failure of the Borrower to pay any principal, interest or other amount when due pursuant to this Agreement, provided that the Borrower shall have the right to cure any such monetary default within three (3) Business Days of its occurrence;
b) failure of the Borrower, or any Guarantor if applicable, to observe any covenant, term or condition contained in this Agreement, the Security, or any other agreement delivered to the Bank pursuant hereto or in any documentation relating hereto or thereto;
c) the Borrower, or any Guarantor if applicable, is unable to pay its debts as such debts become due, or is, or is adjudged or declared to be, or admits to being, bankrupt or insolvent;
d) if any proceeding is taken to effect a compromise or arrangement with the creditors of the Borrower, or any Guarantor if applicable, or to have the Borrower, or any Guarantor if applicable, declared bankrupt or wound up, or to have a receiver appointed for any part of the assets or operations of the Borrower, or any Guarantor if applicable, or if any encumbrancer takes possession of any part thereof;
e) if in the opinion of the Bank there is a material adverse change in the financial condition, ownership or operation of the Borrower, or any Guarantor if applicable;
f) if any representation or warranty made by the Borrower, or any Guarantor if applicable, under this Agreement or in any other document relating hereto or under any Security shall be false in any material respect;
g) if the Borrower, or any Guarantor if applicable, defaults in the payment of any other indebtedness, whether owing to the Bank or to any other Person, or defaults in the performance or observance of any agreement in respect of such indebtedness where, as a result of such default, the maturity of such indebtedness is or may be accelerated;
h) any default under any other indebtedness in excess of $250,000;
i) any default or breach by the Borrower under any lending, credit enhancement or the like arrangement with any other financial institution or organization, unless the Borrower cures such default or breach within thirty (30) days after receiving notice thereof or otherwise becoming aware of it; or
j) if the Borrower or the Guarantor becomes subject to any final judgment in excess of $500,000.

Should the Bank demand immediate repayment in full of any amounts outstanding under any term facility due to an Event of Default, the Borrower shall immediately repay all principal sums outstanding under such facility and all other obligations in connection with any such term facility including, without limitation, an amount equal to the face amount of all LCs and LGs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower's obligations to the Bank in respect of such Borrowings.

INCREASED COSTS

If any change in Applicable Laws or the interpretation thereof after the date hereof (i) imposes or increases taxes on payments due to the Bank hereunder (other than taxes on the overall net income of the Bank), (ii) imposes or increases any reserve or other similar requirement or (iii) imposes or changes any other condition affecting the Credit Facilities, and the result of any of the foregoing results in any additional cost to the Bank of making available, continuing or maintaining any of the Credit Facilities hereunder (or maintaining any obligations to make any such Credit Facilities available hereunder) or results in any reduction in the amount of any sum received or receivable by the Bank in connection with this Agreement or the Credit Facilities made available hereunder, then from time to time, upon written request of the Bank, the Borrower shall promptly pay to the Bank, such additional amount or amounts as will compensate the Bank for any such additional costs incurred or reduction suffered.

CONFIDENTIALITY

This Agreement and all of its terms are confidential (**"Confidential Information"**). The Borrower shall keep the Confidential Information confidential and will not disclose the Confidential Information, or any part thereof, to any Person other than the Borrower's directors, officers, employees, agents, advisors, contractors, consultants and other representatives of the Borrower who need to know the Confidential Information for the purpose of this Agreement, who shall be informed of the confidential nature of the Confidential Information and who agree or are otherwise bound to treat the Confidential Information consistent with the terms of this Agreement. Without limiting the generality of the foregoing, the Borrower shall not issue any press release or make any other public announcement or filing with respect to the Confidential Information without the Bank's prior written consent.

Schedule "A"

DEFINITIONS

For the purpose of this Agreement, if applicable, the following terms and phrases shall have the following meanings:

"Applicable Laws" means, with respect to any Person, property, transaction or event, all present or future applicable laws, statutes, regulations, rules, policies, guidelines, rulings, interpretations, directives (having the force of law), orders, codes, treaties, conventions, judgements, awards, determinations and decrees of any governmental, quasi-governmental, regulatory, fiscal or monetary body or agency or court of competent jurisdiction in any applicable jurisdiction;

"Available Tenor" means in the case of a CORRA Borrowing, the Available Daily CORRA Tenor;

"Borrowing" means each use of a Credit Facility, excluding Leases, and all such usages outstanding at any time are **"Borrowings"**;

"Business Day" means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed throughout Canada, and when used in connection with a CORRA Borrowing, a "Business Day" also excludes any day which shall be a legal holiday or a day on which banking institutions are closed in Toronto, Ontario or in the province where the Borrower's accounts are maintained;

"Business Loan Insurance Plan" means the optional group creditor insurance coverage, underwritten by RBC Life Insurance Company, and offered in connection with eligible loan products offered by the Bank;

"Canadian/US Accounts Receivable" means trade accounts receivable of the Borrower owing by Persons whose chief operating activities are located in the US or Canada;

"Capital Expenditures" means, for any fiscal period, any amounts accrued or paid in respect of any purchase or other acquisition for value of capital assets and, for greater certainty, excludes amounts expended in respect of the normal repair and maintenance of capital assets utilized in the ordinary course of business;

"Cash Taxes" means, for any fiscal period, any amounts paid in respect of income taxes;

"Contaminant" includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental and Health and Safety Law;

"Corporate Distributions" means any payments to any shareholder, director or officer, or to any associate or holder of subordinated debt, or to any shareholder, director or officer of any associate or holder of subordinated debt, including, without limitation, bonuses, dividends, interest, salaries or repayment of debt or making of loans to any such Person, but excluding salaries to officers or other employees in the ordinary course of business;

"Current Assets" means, at any time, those assets ordinarily realizable within one year from the date of determination or within the normal operating cycle, where such cycle is longer than a year;

"Current Liabilities" means, at any time, amounts payable within one year from the date of determination or within the normal operating cycle, where such cycle is longer than a year (the operating cycle must correspond with that used for current assets);

"Current Ratio" means the ratio of Current Assets to Current Liabilities;

"EBIT" means, for any fiscal period, net income from continuing operations (excluding extraordinary gains or losses) plus, to the extent deducted in determining net income, Interest Expense and income taxes accrued during the period;

"EBITDA" means, for any fiscal period, net income from continuing operations (excluding extraordinary gains or losses, as defined at the sole discretion of the Bank) plus, to the extent deducted in determining net income, Interest Expense and income taxes accrued during, and depreciation, depletion and amortization expenses deducted for, the period;

"EBITDAR" means, for any fiscal period, net income from continuing operations (excluding extraordinary gains or losses) plus, to the extent deducted in determining net income, Interest Expense and income taxes accrued during, and depreciation, depletion and amortization expenses and rent expenses deducted for, the period;

"EDC Accounts Receivable" means trade accounts receivable of the Borrower, where the payment has been insured by Export Development Canada (**"EDC"**), and the Bank has been provided with a duly executed Direction to Pay supported by a copy of the applicable insurance policy and any renewals thereof;

"Environmental Activity" means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

"Environmental and Health and Safety Laws" means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;

"Equity" means the total of share capital, (excluding preferred shares redeemable within one year) contributed surplus and retained earnings plus Postponed Debt;

"Equivalent Amount" means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Bank in Toronto, in accordance with normal banking procedures;

"Financial Assistance" means any form of direct or indirect financial assistance of any other Person by means of a loan or advances, guarantee or otherwise or any obligations (contingent or otherwise) intended to enable another Person to incur or pay any debt or comply with any agreements related thereto or to otherwise assure or protect creditors of another Person against loss in respect of debt or any other obligations of such other Person;

"Finished Goods Inventory" means the portion of the Borrower's Unencumbered Inventory that is classified as finished goods inventory;

"Fixed Charge Coverage" means, for any fiscal period, the ratio of EBITDA plus payments under operating leases, less cash income taxes, Corporate Distributions and Unfunded Capital Expenditures to Fixed Charges;

"Fixed Charges" means, for any fiscal period, for the first 3 quarters, the full scheduled principal payments and interest (excluding any moratorium) in respect of the full Funded Debt, and payments under operating leases, and, subsequently, the total of Interest Expense, scheduled principal payments in respect of Funded Debt, and payments under operating leases (forward looking);

"Foreign Accounts Receivable" means trade accounts receivable of the Borrower owing by Persons whose chief operating activities are located in Australia, Belgium, Germany, Italy, the United Kingdom or the Hong Kong Special Administrative Region of the People's Republic of China;

"Funded Debt" means, at any time for the fiscal period then ended, all obligations for borrowed money which bears interest or to which interest is imputed plus, without duplication, all obligations for the deferred payment of the purchase of property, all capital lease obligations and all indebtedness secured by purchase money security interests, but excluding Postponed Debt;

"Good Accounts Receivable" means trade accounts receivable of the Borrower owing by Persons whose chief operating activities are located in Canada excluding (i) the entire amount of accounts, any portion of which is outstanding more than 90 days after billing date, provided that the under 90 day portion may be included where the over 90 day portion is less than 10% of the amount of accounts, or where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank's security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, (vi) those trade accounts receivable included elsewhere in the Borrowing Limit calculation, or (vii) any accounts which the Bank has previously advised to be ineligible;

"Good Canadian/US Accounts Receivable" means Canadian/US Accounts Receivable excluding (i) the entire amount of accounts, any portion of which is outstanding more than 90 days after billing date, provided that the under 90 day portion may be included where the over 90 day portion is less than 10% of the amount of accounts, or where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank's security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, (vi) those trade accounts receivable included elsewhere in the Borrowing Limit calculation, or (vii) any accounts which the Bank has previously advised to be ineligible;

"Good EDC Accounts Receivable" means EDC Accounts Receivable, excluding (i) the entire amount of accounts, any portion of which is outstanding more than 90 days after billing date, provided that the under 90 day portion may be included where the over 90 day portion is less than 10% of the amount of accounts, or where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank's security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, or (vi) any accounts which the Bank has previously advised to be ineligible;

"Good Foreign Accounts Receivable" means Foreign Accounts Receivable excluding (i) the entire amount of accounts, any portion of which is outstanding more than 90 days after billing date, provided that the under 90 day portion may be included where the over 90 day portion is less than 10% of the amount of accounts, or where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank's security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, (vi) those trade accounts receivable included elsewhere in the Borrowing Limit calculation, or (vii) any accounts which the Bank has previously advised to be ineligible;

"Good Private Insured Accounts Receivable" means Private Insured Accounts Receivable, excluding (i) the entire amount of accounts, any portion of which is outstanding more than 90 days after billing date, provided that the under 90 day portion may be included where the over 90 day portion is less than 10% of the amount of accounts, or where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank's security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, or (vi) any accounts which the Bank has previously advised to be ineligible;

"Good Special Accounts Receivable" means Special Accounts Receivable excluding (i) the entire amount of accounts, any portion of which is outstanding more than 120 days after billing date, provided that the under 120 day portion may be included where the over 120 day portion is less than 10% of the amount of accounts, or where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank's security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, (vi) those trade accounts receivable included elsewhere in the Borrowing Limit calculation, or (vii) any accounts which the Bank has previously advised to be ineligible;

"Guarantor" means any Person who has guaranteed the obligations of the Borrower under this Agreement;

"Interest Coverage Ratio" means the ratio of EBIT to Interest Expense;

"Interest Expense" means, for any fiscal period, the aggregate cost of advances of credit outstanding during that period including, without limitation, interest charges, capitalized interest, the interest component of capital leases, fees payable in respect of letters of credit and letters of guarantee and discounts incurred and fees payable in respect of bankers' acceptances;

"Investment" means the acquisition (whether for cash, property, services, securities or otherwise) of shares, bonds, notes, debentures, partnership or other property interests or other securities of any other Person or any agreement to make any such acquisition;

"Lease" means an advance of credit by the Bank to the Borrower by way of a Master Lease Agreement, Master Leasing Agreement, Leasing Schedule, Equipment Lease, Conditional Sales Contract, or pursuant to an Interim Funding Agreement or an Agency Agreement, in each case issued to the Borrower;

"Letter of Credit" or **"LC"** means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of paying suppliers of goods;

"Letter of Guarantee" or **"LG"** means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of providing security to a third party that the Borrower or a person designated by the Borrower will perform a contractual obligation owed to such third party:

"Maturity Date" means the date on which a facility is due and payable in full;

"MTL01 Spin-Off" means the spin-off of Enovum's assets related to the operation of MTL01 to Newco MTL01, subject to the Bank's approval;

"Net Funded Debt" means Total Funded Debt less cash on hand held by the Borrower and the Guarantor with the Bank up to a maximum of Cdn$5,000,000 (can include restricted cash with the Bank, but excluding restricted cash held to cash collateralized LC/LG Facility).

"Overdrafts" means advances of credit by way of debit balances in the Borrower's current account;

"Permitted Encumbrances" means, in respect of the Borrower:

a) liens arising by operation of law for amounts not yet due or delinquent, minor encumbrances on real property such as easements and rights of way which do not materially detract from the value of such property, and security given to municipalities and similar public authorities when required by such authorities in connection with the operations of the Borrower in the ordinary course of business;

b) subject to clause c), below, any legal hypothec or other lien created by, or arising under any Applicable Laws (in contrast with liens voluntarily granted) in connection with, without limiting the foregoing, workers' compensation, employment and unemployment insurance, old age pension, employers' health tax, vacation pay or other social security or statutory obligations that only secure amounts that are not yet due or the validity of which are being contested in good faith by appropriate proceedings diligently pursued, and as to which adequate reserves have been established on the books and records of the Borrower, and no enforcement actions or proceedings have been commenced in respect thereof;

c) any construction legal hypothec, builders', construction, workers', materialmen's lien or other like lien created by law (in contrast with liens voluntarily granted), arising in connection with construction or maintenance, shipping or storage, in the ordinary course of business, in respect of obligations which are not due or the validity of which are being contested in good faith by appropriate proceedings diligently pursued, and as to which adequate reserves have been established on the books and records of the Borrower, and no enforcement actions or proceedings have been commenced in respect thereof;

d) any purchase money lien on specific fixed assets (including capital lease obligations) to secure the payment of the purchase price of those fixed assets where the amount of the obligations secured does not exceed 100% of the lesser of the cost or fair market value of the fixed assets and the amount secured by all such liens does not exceed $500,000 in the aggregate; and extensions, renewals or replacements thereof upon the fixed assets if the amount of the obligations secured thereby is not increased;

e) inchoate or statutory liens for taxes not due or the validity of which are being contested in good faith by appropriate proceedings diligently pursued, and as to which adequate reserves have been established on the books and records of the Borrower, and no enforcement actions or proceedings have been commenced in respect thereof;

f) any other encumbrance which the Bank approves in writing as a Permitted Encumbrance; and

g) Security granted in favour of the Bank;

"Person" includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity;

"Policy" means the Business Loan Insurance Plan policy 52000 and 53000, issued by RBC Life Insurance Company to the Bank;

"Postponed Debt" means indebtedness that is fully postponed and subordinated, both as to principal and interest, on terms satisfactory to the Bank, to the obligations owing to the Bank hereunder;

"Potential Prior-Ranking Claims" means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this Agreement;

"Private Insured Accounts Receivable" means trade accounts receivable of the Borrower, where the payment has been insured by an insurer acceptable to the Bank, on terms and conditions satisfactory to the Bank, and the Bank has been

named as loss payee by way of a duly executed assignment of or a rider/endorsement to the applicable insurance policy from such other insurer, supported by a copy of the applicable insurance policy and any renewals thereof;

"Quick Ratio" means a ratio of cash plus accounts receivable to Current Liabilities;

"Raw Materials Inventory" means the portion of the Borrower's Unencumbered Inventory that is classified as raw materials inventory;

"RBP" and **"Royal Bank Prime"** each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada;

"Release" includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

"Special Accounts Receivable" means trade accounts receivable of the Borrower owing by Canadian and US federal, state and provincial governments, municipal or other local governments and any department or agency thereof;

"Tangible Net Worth" means the total of Equity less intangibles, deferred charges, leasehold improvements, deferred tax credits and unsecured advances to related parties. For the purpose hereof, intangibles are assets lacking physical substance;

"Total Capital" means Funded Debt plus Equity;

"Total Liabilities" means all liabilities, exclusive of deferred tax liabilities and Postponed Debt;

"Unfunded Capital Expenditures" means Capital Expenditures not funded by either bank debt or equity proceeds;

"US" means United States of America;

"Work in Progress Inventory" means the portion of the Borrower's Unencumbered Inventory that is classified as work-in-progress inventory;

"Working Capital" means Current Assets less Current Liabilities.

In addition to the above, for purposes of CORRA Borrowings, the following terms and phrases shall have the following meanings:

"Available Daily CORRA Tenor" means as to any Borrowing by way of a Daily CORRA Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three calendar months after the Borrowing of such Daily CORRA Loan as specified in the applicable borrowing request;

"CORRA" means the Canadian overnight repo rate average administered and published by the CORRA Administrator;

"CORRA Administrator" means the Bank of Canada as administrator of the Canadian Overnight Repo Rate Average (or any successor administrator);

"CORRA Administrator's Website" means the website of the CORRA Administrator, currently at https://www.bankofcanada.ca/rates/interest-rates/corra/, or any successor source for CORRA identified as such by the CORRA Administrator from time to time;

"CORRA Borrowing" means each Borrowing by way of Daily CORRA Loans and all such Borrowings outstanding at any time are **"CORRA Borrowings"**;

"Daily CORRA Interest Payment Date" means the last day of the selected Available Daily CORRA Tenor; provided that, as to any such Daily CORRA Loan if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day;

"Daily CORRA Lookback Period" means five (5) Business Days;

"Daily Simple CORRA" means, for any day, CORRA with interest accruing on a daily basis, with conventions for this rate (applying the Daily CORRA Lookback Period) being established by the Bank in accordance with the conventions for this rate selected or recommended by the CORRA Administrator for determining "Daily Simple CORRA" for business loans; provided that if the Bank decides that any such convention is not administratively feasible for the Bank, then the Bank may establish another convention in its reasonable discretion. Daily Simple CORRA shall not in any circumstance be less than zero;

Schedule "B"

CALCULATION AND PAYMENT OF INTEREST AND FEES

LIMIT ON INTEREST

The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this Agreement in excess of what is permitted by Applicable Law. In no event shall the effective interest rate payable by the Borrower under any facility be less than zero.

OVERDUE PAYMENTS

Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this Agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum or the highest premium indicated for any of the Borrower's facilities when in excess of 5%. Such interest on overdue amounts shall be computed daily, compounded monthly and shall be payable both before and after any or all of default, maturity date, demand and judgement.

EQUIVALENT YEARLY RATES

The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

TIME AND PLACE OF PAYMENT

Amounts payable by the Borrower hereunder shall be paid at such place as the Bank may advise from time to time in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Interest and fees payable under this Agreement are payable both before and after any or all of default, maturity date, demand and judgement.

RBP LOANS

The Borrower shall pay interest on each RBP Loan, monthly in arrears, on the 21st day of each month or such other day as may be agreed to between the Borrower and the Bank. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days and shall be paid in the currency of the applicable Borrowing.

OVERDRAFTS

The Borrower shall pay interest on Overdrafts, monthly in arrears, on the 17th day of each month. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days and shall be paid in the currency of the applicable Borrowing.

LETTER OF CREDIT FEES

The Borrower shall pay a LC fee on the date of issuance of any LC calculated on the face amount of the LC issued, based upon the number of days in the term and a year of 365 days.

LETTER OF GUARANTEE FEES

The Borrower shall pay LG fees in advance on a quarterly basis calculated on the face amount of the LG issued and based on the number of days in the upcoming quarter or remaining term thereof and a year of 365 days. LG fees are non-refundable.

FRT LOANS

The Borrower shall pay interest on each loan in arrears at the applicable rate on such date as agreed upon between the Bank and the Borrower. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days.

STANDBY FEES

The fee will be calculated in arrears, paid as per the frequency indicated in the Fees section of this Agreement and will accrue daily on the unutilized and uncancelled portion of the amount of the applicable facility from and including the date of acceptance of this Agreement.

TENDER LOANS

The Borrower shall pay interest on each Tender Loan, monthly in arrears, on the 21st day of each month. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days.

DAILY CORRA LOANS

The Borrower shall pay interest on each Daily CORRA Loan on the Daily CORRA Interest Payment Date for such Daily CORRA Loan, calculated in arrears. Such interest will accrue daily and shall be calculated on the basis of the actual number of days elapsed from the date of Borrowing of such Daily CORRA Loan, divided by 365.

Schedule "C"

NOTICE REQUIREMENTS

Notice Requirements for RBP Loans:

Amount	Prior Notice
Any amount	By 2 p.m. Eastern Standard Time on the day of Borrowing

Notice Requirements for CORRA Borrowings:

Amount	Prior Notice
Any amount	By 12:00 p.m. Eastern Standard Time, 1 Business Day prior to the date of Borrowing By 12:00 p.m. local time of the Borrower (determined using the Borrower's address on the first page of this Agreement) on the date of a conversion or rollover Borrowing

Schedule "D"

ADDITIONAL BORROWING CONDITIONS

LCs:

Borrowings made by way of LCs will be subject to the following terms and conditions:

a) each LC shall expire on a Business Day and shall have a term of not more than 365 days;

b) at least 2 Business Days prior to the issue of an LC, the Borrower shall execute a duly authorized application with respect to such LC and each LC shall be governed by the terms and conditions of the relevant application for such contract;

c) an LC may not be revoked prior to its expiry date unless the consent of the beneficiary of the LC has been obtained;

d) any LC issued under a term facility must have an expiry date on or before the Maturity Date of the term facility, unless otherwise agreed by the Bank; and

e) if there is any inconsistency at any time between the terms of this Agreement and the terms of the application for LC, the terms of the application for LC shall govern.

LGs:

Borrowings made by way of LGs will be subject to the following terms and conditions:

a) each LG shall expire on a Business Day and shall have a term of not more than 365 days;

b) at least 2 Business Days prior to the issue of an LG, the Borrower shall execute a duly authorized application with respect to such LG and each LG shall be governed by the terms and conditions of the relevant application for such contract;

c) an LG may not be revoked prior to its expiry date unless the consent of the beneficiary of the LG has been obtained;

d) any LG issued under a term facility must have an expiry date on or before the Maturity Date of the term facility, unless otherwise agreed by the Bank; and

e) if there is any inconsistency at any time between the terms of this Agreement and the terms of the application for LG, the terms of the application for LG shall govern.

LCs or LGs:

Borrowings made by way of LCs or LGs will be subject to the following terms and conditions:

a) each LC and LG shall expire on a Business Day and shall have a term of not more than 365 days;

b) at least 2 Business Days prior to the issue of an LC or LG, the Borrower shall execute a duly authorized application with respect to such LC or LG and each LC and LG shall be governed by the terms and conditions of the relevant application for such contract;

c) an LC or LG may not be revoked prior to its expiry date unless the consent of the beneficiary of the LC or LG has been obtained;

d) any LC or LG issued under a term facility must have an expiry date on or before the Maturity Date of the term facility, unless otherwise agreed by the Bank; and

e) if there is any inconsistency at any time between the terms of this Agreement and the terms of the application for LC or LG, the terms of the application for LC or LG shall govern.

FRT Loans:

Borrowings made by way of FRT Loans will be subject to the following terms and conditions:

a) each FRT Loan shall have a minimum term of one year and a maximum term of five years;

b) the Borrower shall select an amount eligible for prepayment of 10% or 0% for each new FRT Loan prior to the advance of such FRT Loan;

c) each FRT Loan shall be in an amount not less than $10,000.00 in Canadian currency or US currency, as applicable; and

d) each FRT Loan shall have a term as set out in the applicable repayment section of each corresponding credit facility or as set out in the borrowing request for such FRT Loan (as applicable), provided that the term of any FRT Loan issued under any term facility shall not extend beyond the Maturity Date of the term facility.

FEF Contracts:

"Foreign Exchange Forward Contract" or **"FEF Contract"** means a currency exchange transaction or agreement or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Bank.

At the Borrower's request, the Bank may agree to enter into FEF Contracts with the Borrower from time to time. The Borrower acknowledges that the Bank makes no formal commitment herein to enter into any FEF Contract and the Bank may, at any time and at all times, in its sole and absolute discretion, accept or reject any request by the Borrower to enter into a FEF Contract. If the Bank does enter into a FEF Contract with the Borrower, it will do so subject to the following:

a) the Borrower shall promptly issue or countersign and return a confirmation or acknowledgement of the terms of each such FEF Contract as required by the Bank;

b) the Borrower shall, if required by the Bank, promptly enter into a Foreign Exchange and Options Master Agreement or such other agreement in form and substance satisfactory to the Bank to govern the FEF Contract(s);

c) in the event of demand for payment under the Agreement of which this schedule forms a part, the Bank may terminate all or any FEF Contracts. If the agreement governing any FEF Contract does not contain provisions governing termination, any such termination shall be effected in accordance with customary market practice. The Bank's determination of amounts owing under any terminated FEF Contract shall be conclusive in the absence of manifest error. The Bank shall apply any amount owing by the Bank to the Borrower on termination of any FEF Contract against the Borrower's obligations to the Bank under the Agreement and any amount owing to the Bank by the Borrower on such termination shall be added to the Borrower's obligations to the Bank under the Agreement and secured by the Security;

d) the Borrower shall pay all required fees in connection with any FEF Contracts and indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank in relation to any FEF Contract;

e) any rights of the Bank herein in respect of any FEF Contract are in addition to and not in limitation of or substitution for any rights of the Bank under any agreement governing such FEF Contract. In the event that there is any inconsistency at any time between the terms hereof and any agreement governing such FEF Contract, the terms of such agreement shall prevail;

f) in addition to any security which may be held at any time in respect of any FEF Contract, upon request by the Bank from time to time, the Borrower will deliver to the Bank such security as is acceptable to the Bank as continuing collateral security for the Borrower's obligations to the Bank in respect of FEF Contracts; and

g) the Borrower will enter each FEF Contract as principal, and only for purposes of hedging currency risk arising in the ordinary course of the Borrower's business and not for purposes of speculation. The Borrower understands and hereby acknowledges the risks associated with each FEF Contract.

Interest Rate and Commodity Derivatives:

"Interest Rate and Commodity Derivatives" means any interest rate swap transaction or commodity derivative, or any derivative or option with respect thereto, or any combination of any of the foregoing, or any other transaction related to financial risk now existing or hereafter developed.

At the Borrower's request, the Bank may agree to enter into Interest Rate and Commodity Derivatives with the Borrower from time to time. The Borrower acknowledges that the Bank makes no formal commitment herein to enter into any Interest Rate and Commodity Derivatives and the Bank may, at any time and at all times, in its sole and absolute discretion, accept or reject any request by the Borrower to enter into any Interest Rate and Commodity Derivatives. If the Bank does enter into Interest Rate or Commodity Derivatives with the Borrower, it will do so subject to the following:

a) the Borrower shall promptly issue or countersign and return a confirmation or acknowledgement of the terms of each such Interest Rate and Commodity Derivatives as required by the Bank;

b) the Borrower shall promptly enter into a master agreement or other agreement in form and substance satisfactory to the Bank including, without limitation, any agreement used by the International Swap Dealers Association, Inc. or any foreign exchange netting and close out agreement;

c) in the event of demand for payment under the Agreement of which this schedule forms a part, the Bank may terminate all or any Interest Rate and Commodity Derivatives. If the agreement governing any Interest Rate and Commodity Derivatives does not contain provisions governing termination, any such termination shall be effected in accordance with customary market practice. The Bank's determination of amounts owing under any terminated Interest Rate and Commodity Derivatives shall be conclusive in the absence of manifest error. The Bank shall apply any amount owing by the Bank to the Borrower on termination of any Interest Rate and Commodity Derivatives against the Borrower's obligations to the Bank under the Agreement and any amount owing to the Bank by the Borrower on such termination shall be added to the Borrower's obligations to the Bank under the Agreement and secured by the Security;

d) the Borrower shall pay all required fees in connection with any Interest Rate and Commodity Derivatives and indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank in relation to any Interest Rate and Commodity Derivatives;

e) any rights of the Bank herein in respect of any Interest Rate and Commodity Derivatives are in addition to and not in limitation of or substitution for any rights of the Bank under any agreement governing such Interest Rate and Commodity Derivatives. In the event that there is any inconsistency at any time between the terms hereof and any agreement governing such Interest Rate and Commodity Derivatives, the terms of such agreement shall prevail; and

f) in addition to any security which may be held at any time in respect of any Interest Rate and Commodity Derivatives, upon request by the Bank from time to time, the Borrower will deliver to the Bank such security as is acceptable to the Bank as continuing collateral security for the Borrower's obligations to the Bank in respect of Interest Rate and Commodity Derivatives.

Tender Loans:

Borrowings made by way of Tender Loans will be subject to the following terms and conditions:

a) a Tender Loan shall be advanced by the Bank issuing a bank draft to the Borrower pursuant to a tender.

b) no Tender Loan shall be outstanding for a period in excess of 365 days.

c) without affecting or limiting the right of the Bank to terminate or demand payment under Facility # , each Tender Loan shall be repaid by (i) if the tender is not accepted, returning the relevant draft, or certified cheque, if applicable, to the Bank for cancellation or (ii) if the tender is accepted, returning the relevant draft, or certified cheque, if applicable, once letters of guarantee or performance bonds are arranged. In the event such draft, or certified cheque, if applicable, is presented for payment, the amount of the draft, or certified cheque, if applicable, will be converted to an RBP Loan under Facility # .

Daily CORRA Loans:

Borrowings made by way of Daily CORRA Loans will be subject to the following terms and conditions:

a) Daily CORRA Loans shall be issued on a Business Day and shall be made in minimum amounts of $250,000.00, or such larger amounts which are whole multiples of $1,000.00;

b) Daily CORRA Loans shall expire, and the Borrower shall repay such Daily CORRA Loan and all outstanding interest, on the last day of the selected Available Daily CORRA Tenor, provided that if any such date would be a day other than

a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day;

c) subject to the notice requirements for CORRA Borrowings set out in Schedule "C", with respect to an expiring Daily CORRA Loan, the Borrower may provide written notice to the Bank requesting that the Bank either (1) continue such expiring Daily CORRA Loan for an additional Available Daily CORRA Tenor under the applicable Credit Facility (subject to the terms and conditions hereof), or (2) convert such Daily CORRA Loan to another pricing option under the applicable Credit Facility (subject to the terms and conditions hereof), each such continuance or conversion occurring on the expiration of such Daily CORRA Loan (which shall be a Business Day as set out in paragraph (b) above). Such notice shall specify: (i) the Daily CORRA Loan to which it applies, whether the resulting Borrowing will be a Daily CORRA Loan or other pricing option available under the applicable Credit Facility and, where applicable, the selected Available Tenor for such Borrowing. If the Borrower fails to deliver a timely notice (or that notice is incomplete), unless such Daily CORRA Loan is repaid, the Borrower shall be deemed to have submitted a request to convert such Daily CORRA Loan to an RBP Loan on the expiration thereof;

d) notwithstanding anything herein to the contrary, Daily CORRA Loans shall not be available under any term facility with weekly, bi-weekly or semi-monthly principal payment frequency;

e) notwithstanding anything herein to the contrary, the Borrower may not select an Available Daily CORRA Tenor for any Daily CORRA Loan issued under any:

   i) any term facility that (i) ends after the expiration of any revolving or draw period for such term facility (where applicable), (ii) is longer than the principal payment frequency for such term facility or for any draw under such term facility, and/or (iii) without limiting the foregoing, ends after the Maturity Date for such term facility;

   ii) temporary facility that ends after the expiration of the availability of such facility; and

   iii) seasonal facility that ends after the expiration of the availability period for such facility for the applicable year;

f) notwithstanding anything herein to the contrary, if the Borrower repays any principal outstanding under a Daily CORRA Loan before the expiration of the tenor for such Daily CORRA Loan, a fee may be payable in connection with such repayment in such amount as the Bank may determine;

g) if the Bank so requests, the Borrower shall enter into a Hedge Contract to hedge the principal and interest of each Daily CORRA Loan against the risk of currency and exchange rate fluctuations. **"Hedge Contract"** means any rate swap, rate cap, rate floor, rate collar, currency exchange transaction, forward rate agreement or other exchange, hedging or rate protection transaction, or any combination of such transactions or agreements or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Bank;

h) if the Bank determines, which determination is final, conclusive and binding upon the Borrower, that (each a **"CORRA Unavailability Event"**):

   i) save and except as set out in paragraph (i) below, adequate and fair means do not exist for ascertaining CORRA (including, without limitation, because such rate is not available from or published on a current basis by the services used by the Bank to obtain such rate),

   or

   ii) the cost to the Bank of making or maintaining a Daily CORRA Loan does not accurately reflect the effective cost to the Bank thereof or the costs to the Bank are increased or the income receivable by the Bank is reduced in respect of a Daily CORRA Loan,

   then:

   X) the Bank shall apply RBP (plus the margin applicable to RBP Loans set out in this Agreement) as the applicable interest rate for such outstanding Daily CORRA Loan during the duration of the applicable CORRA Unavailability Event; and

   Y) the Bank shall have the right, on written notice to the Borrower, to refuse to make a Daily CORRA Loan during the duration of the applicable CORRA Unavailability Event; and

Z) on issuance of such notice, with respect to any outstanding Daily CORRA Loan, the Borrower shall either (I) provide the Bank with a written request to convert such Daily CORRA Loan to another pricing option under the applicable Credit Facility on the expiration of such Daily CORRA Loan; or (II) repay such Daily CORRA Loan on the expiration thereof. If the Borrower fails to provide such notice or repay such Daily CORRA Loan, the Borrower shall be deemed to have submitted a request to convert such Daily CORRA Loan to a RBP Loan on the expiration thereof.

i) if by 5:00 pm (Toronto, Ontario time) on any day, the CORRA in respect of such day has not been published on the CORRA Administrator's Website, then the CORRA for such day will be the CORRA as published in respect of the first preceding Business Day for which such CORRA was published on the CORRA Administrator's Website so long as such first preceding Business Day is not more than three Business Days prior to such day;

j) any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower; and

k) the Bank shall have the right, at any time on written notice to the Borrower, to amend the Daily CORRA Lookback Period, and such amendment shall apply to the determination of Daily Simple CORRA for all Daily CORRA Loans made after the date on which written such notice is effective.

Schedule "E"

BORROWING REQUEST

The Borrower hereby requests the following be established under Facility #____:

Date of Borrowing:							
Amount of Borrowing:	$						
Amortization (in months):							
Selected Term: (Borrowing repayable in full on the last day of the Term)							
Payment Amount:	$						
Payment Frequency:	☐	Weekly	☐	Bi-weekly	☐	Semi-monthly	☐ Monthly
	☐	Quarterly	☐	Semi-annual	☐	Annual	
Selected Interest Rate (per annum): (This section is applicable *only* for the listed options)	☐	**RBP Loan** RBP + ____%			☐		
	☐	**FRT Loan** ____%					
Selected Payment Type: (This section is applicable *only* for the listed options)	☐	Blended (Principal and Interest) If variable interest rate selected with blended payments, the payment amount is subject to annual adjustment to ensure amortization			☐	Principal Plus Interest	
First Payment Due Date:							
Amount Eligible for prepayment of FRT Loan:	☐	0%			☐	10%	

Dated this __________ day of ________________, 20____.

NAME OF BORROWER

Per: ________________________________
Name:
Title:

Per: ________________________________
Name:
Title:

I/We have the authority to bind the Borrower

SRF #

Schedule "F"

COMPLIANCE CERTIFICATE

I, ______________________________________, representing the Borrower hereby certify as of ______________________________________

(Insert last day of month/fiscal quarter/fiscal year as applicable)

1. I am familiar with and have examined the provisions of the Agreement dated and any amendments thereto, between , as Borrower, and Royal Bank of Canada as the Bank, and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and any Guarantor if applicable. Terms defined in the Agreement have the same meanings where used in this certificate.

2. The representations and warranties contained in the Agreement are true and correct.

3. No event or circumstance has occurred which constitutes or which, with the giving of notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of this Agreement or an Event of Default and there is no reason to believe that during the next month fiscal quarter of the Borrower fiscal year of the Borrower, any such event or circumstance will occur.

4. The ratio of is _____:1, being not less than the minimum required ratio of :1.

5. The ratio of is _____:1, being not greater than the maximum permitted ratio of :1.

6. The detailed calculations of the foregoing ratios and covenants is set forth in the addendum annexed hereto and are true and correct in all respects.

Dated this _____ day of _____________, 20___.

Per: ______________________________

Name: ______________________________

Title: ______________________________

Per: ______________________________

Name: ______________________________

Title: ______________________________

Schedule "H"

RBC COVARITY DASHBOARD TERMS AND CONDITIONS

If the Borrower elects to fulfill the reporting requirements relating to the submission of financial information set out in this Agreement by accessing a secure web based portal ("**RBC Covarity Dashboard**") via the Internet and using RBC Covarity Dashboard to electronically upload the Borrower's financial information and to complete online and electronically submit certificates, reports and/or forms (the "**Service**"), then the following terms and conditions (the "**RBC Covarity Dashboard Terms and Conditions**") apply and are deemed to be included in, and form part of, the Agreement.

1. Definitions. For the purpose of the RBC Covarity Dashboard Terms and Conditions:

"**Disabling Code**" means any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan horse routine, trap door, time bomb, or any other unauthorized codes, designs, routines or instructions that may be used to access, modify, replicate, distort, delete, damage or disable any Electronic Channel, including any related hardware or software.

"**Designated User**" an individual permitted to act on behalf of and bind the Borrower in all respects, and specifically in the submission of Electronically Uploaded Financial Information and/or Electronically Submitted Certificates.

"**Electronic Channel**" means any telecommunication or electronic transmission method which may be used in connection with the Service, including computer, Internet, telephone, e-mail or facsimile.

"**Electronic Communication**" means any information, disclosure, request or other communication or agreement sent, received or accepted using an Electronic Channel.

"**Electronically Submitted Certificates**" means certificates, reports and/or forms completed online and electronically submitted by any Designated User accessing the Service.

"**Electronically Uploaded Financial Information**" means financial data, reports and/or information of the Borrower electronically uploaded by any Designated User accessing the Service.

"**Internet**" means a decentralized global communications medium and the world-wide network of computer networks, accessible to the public, that are connected to each other using specific protocols, which provides for file transfer, electronic mail, remote log in, news, database access, and other services.

"**Password**" means a combination of numbers and/or letters selected by a Designated User that is used to identify the Designated User. The Password is used in conjunction with a User ID to access the Service.

"**Security Breach**" means any breach in the security of the Service, or any actual or threatened use of the Service, a Security Device, or Electronic Channel in a manner contrary to the Agreement, including, without limitation, the introduction of Disabling Code or a Virus to the Service.

"**Security Device**" means a combination of a User ID and Password.

"**Software**" means any computer program or programming (in any code format, including source code), as modified from time to time, and related documentation.

"**User ID**" means the combination of numbers and/or letters selected by the Borrower used to identify a particular Designated User. The User ID is used in conjunction with a Password to access the Service.

"**Virus**" means an element which is designed to corrupt data or enable access to or adversely impact upon the performance of computer systems, including any virus, worm, logic bomb and Trojan horse.

Terms defined in the Agreement have the same meanings where used in the RBC Covarity Dashboard Terms and Conditions.

2. Access to the Service. The Borrower will appoint one or more Designated User(s) to access the Service on behalf of the Borrower. The Borrower acknowledges and agrees that each Designated User appointed by the Borrower may

electronically upload the Borrower's financial information and may view all previously uploaded financial information and all calculations in the RBC Covarity Dashboard.

At the time of registration for the Service, the Borrower will advise the Bank of the name and e-mail address of each Designated User. The Borrower will immediately advise the Bank if a Designated User changes or is no longer valid.

The Bank will provide the Borrower with a User ID and temporary password for each Designated User. Each Designated User will receive the User ID and temporary password delivered to their e-mail address. Each Designated User will change the temporary password to a unique Password which may not be easily guessed or obtained by others. If it is suspected or known that the Password has been compromised in any way, the Password must be changed immediately.

On first access to the Service, each Designated User will be required to read and agree to terms of use which will thereafter be accessible from a link located on each web page of the Service.

3. Security Devices. The Borrower recognizes that possession of a Security Device by any person may result in that person having access to the Service. The Borrower agrees that the use of a Security Device in connection with the Service, including any information sent, received or accepted using the Service, will be deemed to be conclusive proof that such information is accurate and complete, and the submission of which is authorized by, and enforceable against, the Borrower.

The Borrower is responsible for maintaining the security and confidentiality of Security Devices which may be used in connection with the Service. The Borrower is responsible for ensuring that a Security Device will only be provided to and used by a Designated User. The Borrower agrees to be bound by any actions or omissions resulting from the use of any Security Device in connection with the Service.

4. Security. Each party shall at all times have in place appropriate policies and procedures to protect the security and confidentiality of the Service, Electronic Channels and Electronic Communication and to prevent any unauthorized access to and use of the Service and Electronic Channels. The Borrower agrees to comply with any additional procedures, standards or other security requirements that the Bank may require in order to access the Service.

The Borrower will not (i) access or use the Service for an illegal, fraudulent, malicious or defamatory purpose, or (ii) take steps or actions that could or do undermine the security, integrity, effectiveness, goodwill or connectivity of the Service (including illegal, fraudulent, malicious, defamatory or other activities that threaten to harm or cause harm to any other person).

The Borrower agrees not to transmit via the Service any viruses, worms, defects, Trojan horses or any items of a destructive nature. The Borrower shall maintain the security of their computer by using anti-virus scanning, a firewall and installing the latest security patches to provide assurance that no Virus is introduced into the systems or Software while accessing the Service.

5. Unsecure Electronic Channels. The Borrower acknowledges and agrees that if it uses, or if it authorizes and directs the Bank to use, any unencrypted Electronic Channel, including unencrypted e-mail or facsimile, any Electronic Communication sent, received and/or accepted using such Electronic Channel is not secure, reliable, private or confidential. Any such Electronic Communication could be subject to interception, loss or alteration, and may not be received by the intended recipient in a timely manner or at all. The Borrower assumes full responsibility for the risks associated with such Electronic Communication.

6. Notice of Security Breach. The Borrower shall notify the Bank by notifying the RBC Account Manager in writing immediately of any Security Breach including: (i) any application vulnerability or if a Virus is contained in or affects transmission of information to the Service; or (ii) if the Borrower knows or reasonably ought to know that an unauthorized person may have access to the Service, Security Device or Electronic Channel.

If a Security Breach occurs the Borrower shall: (i) assist the Bank in the management of any consequences arising from it; (ii) take any reasonable steps necessary for it to take to mitigate any harm resulting from it; and (iii) take appropriate steps to prevent its recurrence.

7. Binding Effect. Any Electronic Communication that the Bank receives from or in the name of, or purporting to be from or in the name of, the Borrower or any other person on the Borrower's behalf in connection with the Service, will be considered to be duly authorized by, and enforceable against, the Borrower. The Bank will be authorized to rely and act on any such Electronic Communication, even if the Electronic Communication was not actually from the Borrower or such other

person or differs in any way from any previous Electronic Communication sent to the Bank. Any Electronically Uploaded Financial Information will be considered to be financial information submitted to the Bank by an individual permitted to act on behalf of and bind the Borrower in all respects, and the Bank will be authorized to rely and act on any such Electronically Uploaded Financial Information accordingly. Any Electronically Submitted Certificates will be considered to be certificates, reports and/or forms completed and submitted to the Bank by an individual permitted to act on behalf of and bind the Borrower in all respects, and the Bank will be authorized to rely and act on any such Electronically Submitted Certificates accordingly.

8. Representations and Warranties. The Borrower represents and warrants to the Bank that each time Electronically Uploaded Financial Information and/or Electronically Submitted Certificates are submitted: (i) all financial statements, certificates, forms, reports and all information contained therein will be accurate and complete in all respects; (ii) all amounts certified as Potential Prior-Ranking Claims will be current amounts owing and not in arrears; (iii) all representations and warranties contained in the Agreement will be true and correct; and (iv) no event will have occurred which constitutes, or which, with notice, lapse of time, or both, would constitute an Event of Default or breach of any covenant or other term or condition of the Agreement. The Borrower will be deemed to repeat these representations and warranties each time Electronically Uploaded Financial Information and/or Electronically Submitted Certificates are submitted.

9. Evidence. Electronic records and other information obtained by the Bank in an Electronic Communication will be admissible in any legal, administrative or other proceedings as conclusive evidence of the contents of those communications in the same manner as an original paper document, and the Borrower waives any right to object to the introduction of any such record or other information into evidence on that basis.

10. Limitation of Liability. The Bank is not responsible or liable for any damages arising from: (i) inaccurate, incomplete, false, misleading, or fraudulent information provided to the Bank; (ii) losses incurred as a result of an actual or potential Security Breach; or (iii) losses incurred as a result of application vulnerability or Virus that is contained in or affects any Software or systems used by or on behalf of the Borrower in connection with the Service.

Although every effort is made to provide secure transmission of information, timely communication and confidentiality cannot be guaranteed. In no event shall the Bank be liable for any loss or harm resulting from the use of the Service, or from a breach of confidentiality in respect of use of the Service.

11. Termination. The ability of the Borrower to fulfill the reporting requirements relating to the submission of financial information set out in the Agreement using RBC Covarity Dashboard shall terminate upon revocation of access to the Service. In addition, the Bank may suspend or terminate access to or discontinue the Service immediately for any reason at any time without prior notice. The Bank will not be responsible for any loss or inconvenience that may result from such suspension or termination. The Borrower, upon giving notice to the Bank by notifying the RBC Account Manager in writing, may terminate use of the Service at any time.

12. Amendment. The Bank may amend these RBC Covarity Dashboard Terms and Conditions upon 30 days notice (which may be given electronically by way of e-mail or in writing) to the Borrower. The Borrower agrees that the continued use of the Service after the effective date of a change will constitute conclusive evidence of consent to all such amendments and the Borrower shall be bound by the amendments.